EMPLOYMENT AGREEMENT


     AGREEMENT ("Agreement"), dated April 16, 1996 by and between
CITIZENS FINANCIAL SERVICES, INC. (the "Corporation"), and Richard
E. Wilber ("Executive").

                         WITNESSETH THAT:

     WHEREAS, Executive presently is the duly elected and acting
President of the Corporation and First Citizens National Bank (the
"Bank"); and

     WHEREAS, the Corporation recognizes the valuable services that Executive has rendered and desires to be assured that Executive will continue his active participation in the business of the Corporation and the Bank; and

     WHEREAS, the Corporation and Executive desire to set forth the benefits to which Executive would be entitled in the event that Executive's employment by the Corporation is terminated, as outlined herein;

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Corporation and Executive hereby agree as follows:

     1.   Termination.

     The Executive's employment hereunder may be terminated without any breach of the Agreement only under the following circumstances.

          (a)  Death.    The Executive's employment shall be
     terminated upon his death.

          (b)  Retirement.    Corporation may terminate the
     Executive's employment upon his retirement in accordance with the Corporation's retirement policies, including early retirement, generally applicable to its salaried employees, provided, however, that after Executive attains the age of sixty-five (65) this Agreement may be extended annually on a year-to-year basis by written consent of both parties.

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          (c)  Cause.    Termination by the Corporation of
     Executive's employment for "Cause" shall mean termination because of misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or final cease-and-desist order, or material breach of any provision of any employment contract between the Corporation and the Executive, including this Agreement, the willful engaging of the Executive in misconduct injurious to Corporation, monetarily or otherwise, or the commission of any act involving moral turpitude or other conduct on the part of Executive which brings public discredit to Corporation or Bank. For purposes of this paragraph, no act or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a Notice of Termination, after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board of Directors of the Corporation, and a finding that in the good faith opinion of such Board, Executive was guilty of conduct set forth above in the first sentence of this Section 1 (c), such finding specifying the particulars thereof in detail.

          (d)  Termination by Executive for Good Reason.    Termination by
     Executive of his employment for "Good Reason" shall mean termination by Executive based on a change in control of the Corporation. For purposes of the Agreement, a "change in control" of Corporation shall mean a change in control of the nature that would be required to be reported in response to item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange
     Act') or any successor thereto; provided that, without limitation, such a change in control shall be deemed to have occurred if any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a person or persons who are directors or offices of the Corporation or the Bank, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of Corporation's then outstanding securities; or during any period of two (2) or more consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by Corporation's stockholders, or each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period.

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               (i)  Executive may terminate his employment with
          Corporation within twenty four (24) months of a change in control of Corporation if the Corporation assigns to Executive, without Executive's express written consent, any duties inconsistent with Executive's positions, duties, responsibilities and status with the Corporation immediately prior to a change in control, or changes the Executive's reporting responsibilities, titles or offices as in effect immediately prior to a change in control, or removes the Executive from or fails to re-elect Executive to any such positions, titles, or offices, except in connection with the termination of Executive's employment for Cause, Disability or Retirement or as a result of Executive's death or by Executive other than for Good Reason.

               (ii) Executive may terminate his employment with Corporation within twenty four (24) months of a change in control of Corporation, if the Corporation reduces the Executive's base salary as in effect on the date of the change in control or as the same may be increased from time to time thereafter.

               (iii) Executive may terminate his employment with the Corporation within twenty four (24) months of a change in control of Corporation, if the Corporation fails to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health-and-accident plan, disability plan or any other benefit plan in which Executive is participating at the time of a change in control of Corporation, the Corporation takes any action which would adversely affect Executive's participation in or materially reduce Executive's benefits under any of such plan or the Corporation deprives Executive of any material fringe benefit enjoyed by Executive at the time of a change in control of Corporation.

               (iv) Subsequent to a change in control of Corporation or Bank, any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (2) below (and, if applicable, paragraph 1(c) above); and for purposes of this Agreement, no such purported termination shall be effective.

          (e)  Disability.    The Executive's employment may be
     terminated by the Executive upon his disability as defined herein, provided that the Executive shall provide prior written notice, if reasonably possible, of such disability termination at least fourteen (14) days in advance of the planned termination date and, if requested by the Corporation, shall furnish Corporation with a written statement from a qualified doctor to such effect and provided, further, that at Corporation's request, the Executive shall have concurred with the conclusion of the Executive's doctor with respect to the disability.

          The Executive's employment may be terminated by the Corporation upon Executive's disability, as set forth below.

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          "Disability" shall mean the Executive's inability to
     perform the essential functions of his job with or without a reasonable accommodation for a period longer than the following: (1) after Executive has exhausted all accumulated sick leave days as a result of Executive's absence from his duties due to physical or mental illness, unless within thirty
     (30) days after Notice of Termination (as hereinafter defined) is given following such absence, Executive shall have returned to the full time performance of his duties; or (2) after Executive's absence from his duties on a full time basis for ninety (90) consecutive business days with such absence being due to Executive's incapacity as a result of physical or mental illness; unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given following such absence, Executive shall have returned to the full time performance of his duties.

     2.   Notice of Termination.

     Any purported termination by the Corporation to paragraphs 1(b), (c) or (e) above or by Executive pursuant to paragraph (d) above shall be communicated by a written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

          (a)  Date of Termination.     "Date of Termination" shall
     mean:

               (i) if Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given provided that Executive shall not have returned to the performance of Executive's duties on a full-time basis during such thirty (30) day period'

               (ii) if Executive's employment is terminated pursuant to paragraph (c) above, the date specified in the Notice of Termination; and

               (iii) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice; provided such date shall not be less than thirty (30) days nor more than ninety (90) days after such Notice of Termination is given.

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     3.   Benefits Upon Termination.

          (a) If Executive's employment by the Corporation shall be terminated by the Corporation for any reason other than the Executive's Retirement, Disability or Death as described in paragraph 1(a), (b) or (e) or for cause as described in paragraph 1(c), the Executive or his designee as defined in
     Section 7(b) shall be entitled to receive from Corporation, within thirty (30) business days of the Date of Termination, a lump-sum payment in cash in an amount equal to one hundred percent (100%) of the Base Amount (as defined herein) of the Executive.

          In addition, the Executive shall be entitled to remain a participant in any health and accident, disability and life insurance plan of Corporation or Bank in which Executive was a participant at the Date of Termination, provided such continued participation does not violate the provisions or conditions of such plan or policies or does not violate any state or federal law, rule or regulation. If Executive's participation in such plans amounts to a violation of the plans or policies or of state or federal laws or regulations, the Corporation shall pay the Executive on a monthly basis those sums equal to premiums which the Corporation would have paid on behalf of the Executive if he had been permitted to continue participating in the applicable health and accident, disability and/or life insurance plan. These payments shall terminate on the twelve-month anniversary of the date of Termination, or the first date of employment by the Executive in a full-time position with any other company, whichever occurs first.

          Executive shall be entitled to only those pension and profit sharing benefits as shall have accrued prior to the Date of Termination.

          In addition to the amounts listed above, if a Change in Control occurs as defined in paragraph 1(d) above within twelve months of the termination of the Executive, the Corporation shall pay to Executive an additional lump-sum cash payment of seventy-five percent (75%) of the Base Amount.
     This sum shall be paid within thirty (30) days of the Change in Control.

          (b) If Executive's employment by the Corporation shall be terminated due to a Change in Control of the Corporation or if Executive terminates his employment for Good Reason as defined in 1(d), then Executive will receive within 30 business days of the Date of Termination, a lump-sum benefit in cash equal to one hundred seventy-five percent (175%) of the Base Amount. In addition, Executive shall be entitled to remain a participant in any health and accident, disability and life insurance plan of employer in which Executive was a participant at the Date of Termination provided such continuation as a plan participant does not violate provisions or conditions of such plan or policies or does not violate any federal or state law, rule or regulation.

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          If Executive's participation in such plans amounts to
     violation of the plans or policies or of state or federal laws or regulations, the Corporation shall pay Executive, on a monthly basis, those sums equal to premiums which the Corporation would have paid on behalf of the Executive if he had been permitted to continue participating in the applicable health and accident, disability and/or life insurance plan. These payments shall terminate on the twelve-month anniversary of the date of termination, or the first date of employment by the Executive in a full-time position for any other company, whichever occurs first.

          (c) In the event the lump-sum severance payment made pursuant to this Section 3 hereof, either alone or together with other payments which the Executive has the right to receive from Corporation, would constitute a Parachute
     Payment, such lump-sum severance payment shall be reduced to the largest amount as will result in no portion of the lump-sum severance payment under Section 3 hereof being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1954, as amended (the "Code"). The determination of any reduction in the lump-sum severance payment under Section
     3 hereof pursuant to the foregoing provision shall be made independent counsel to the Corporation in consultation with the Independent Certified Public Accountants of the Corporation.

          (d) The Corporation and the Executive recognize that this Agreement may have to be amended in order to reflect any future regulations promulgated under Section 280G of the Code to assure that no Excess Parachute Payments would be paid to the Executive by the Corporation upon termination of employment pursuant to the Section 3, and hereby agree in good faith negotiate such an amendment and to not unreasonably withhold consent thereto upon the promulgation of any such regulations.

     4.   Base Amount, Parachute Payments and Present Value.

     "Base Amount", "Parachute Payments", "Excess Parachute
Payments", and "Present Value" shall each have the meanings attributed to them under the Code and any regulations which may be promulgated after the date hereof as necessary or appropriate to carry out the purposes of this section.

     5.   Relocation Expenses.

     In the event Executive is transferred by or at the request of Corporation at any time during the term of this Agreement to a new principle place of work, Corporation shall reimburse Executive:

          (a) All reasonable expenses paid or incurred for the moving of the personal effects and household goods of Executive and Executive's family to Executive's new residence.

          (b) Any reasonable loss incurred by Executive in the sale of Executive's residence at Executive's home in Mansfield, which loss shall be determined by the long term capital loss incurred by Executive in the sale of his residence for federal income tax purposes under the Code.

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     6.   Mitigation.

     Executive shall not be required to mitigate the amount of any payment provided for in Section 3 hereof by seeking other employment or otherwise, nor, with the exception of those limitations regarding payments for health and accident disability life insurance policies found in Section 3(a) and (b) above, shall the amount of any payment provided for in Section 3 be reduced by any compensation earned by Executive as a result of employment by another employer after the Date of Termination, or otherwise.

     7.   Successors; Binding Agreement.

          (a) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Corporation in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in the Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this paragraph 7 or which otherwise becomes bound by all other terms and provisions of this Agreement by operation of law.

          (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such person, to Executive's estate.

     8.   Notice.   For purposes of this Agreement, notices and all
other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by Unites States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

          To Corporation:     Chairman of the Board
                              Citizens Financial Services, Inc.
                              15 South Main Street
                              Mansfield, PA 16933

          To Executive:       Richard E. Wilber
                              20 Wakefield Terrace
                              Mansfield, PA 16933

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     9.   Miscellaneous. No provision of this Agreement may be
modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board of Directors of the Corporation to sign on behalf of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to, or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in the Agreement; provided, however, that this Agreement shall not supersede or in any way limit the rights, duties or obligations the Executive may have under any other written agreement with the Corporation. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

     10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provision of this Agreement, which shall remain in full force and effect.

     11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     12.  Arbitration.   Any dispute or controversy arising under
or in connection with this Agreement shall be settled exclusively by arbitration in Mansfield, Pennsylvania, or at any other mutually acceptable location in accordance with the rules of the American Arbitration Association then in effect. Judgement may be entered on the arbitrator's award in any court having jurisdiction.

     13.  Regulatory and Other Proceedings.  The provisions of this
Section 13 shall control as to the continuing rights and obligations under this Agreement for as long as they are required to be included in employment contracts for officers of an institution insured by the Federal Deposit Insurance Corporation
("FDIC"), and so long as the Bank is an insured institution.

          (a) The Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a Notice served under 12 U.S.C.S. 1818(e)(4) and
     (g)(1)[the Federal Deposit Insurance Act of September 21, 1950, Chapter 967], the Corporation's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation shall pay the Executive all of the compensation withheld while its obligations hereunder were suspended and reinstate its obligations.

          (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by any order issued under 12 U.S.C.S. 1818(e)(1)(2)(3) and (g)(1)[the Federal Deposit Insurance Act of September 21, 1950, Chapter 967] all obligations of the Corporation under this Agreement shall terminate as of the effective date of the order, provided that vested rights of the contracting parties shall not be affected.

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          (c)  If the Bank becomes in default (as defined in
     Section 401 (d) of the National Housing Act), or any other similar United States Statute regulating national banks, all obligations under this Agreement shall terminate as of the date of default, provided that this paragraph shall not affect any vested rights of the contracting parties.

          (d) All obligations under this Agreement shall be terminated, except to the extent determined that continuation thereof is necessary for the continued operation of the Bank, by the FDIC at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank, under the authority of any United States Statue or regulations adopted pursuant thereto, at the time such Board of its principal supervisory agent approves a supervisory merger to resolve problems related to the operation of Bank or when Bank is determined by the Board to be in an unsafe or unsound condition, provided that any rights of the parties that have already vested shall not be affected by such action.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.



ATTEST:                       CITIZENS FINANCIAL SERVICES, INC.



/s/ Terry B. Osborne               By  /s/ Robert Dalton
          Secretary                Robert Dalton, Chairman of the
                                   Board of Directors




WITNESS:


/s/ William Van Etten              By  /s/ Richard E. Wilber
                                   Richard E. Wilber, President

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                          EXHIBIT "A"


     [Presently, First Citizens does not have a policy regarding termination of employment for employees with long-term disabilities; however, one is being considered. Any termination provision will incorporate FMLA requirements if applicable, and First Citizens short and long-term disability plans. Decisions need to be made regarding employment return to work cutoff as it relates to disability, benefits accrual during disability and whether benefits will also terminate if employment is terminated due to long-term disability. Disability "retirement" should be considered. The absolute minimum time frame should be six months. Many employers use six months to one year as the cutoff. To my knowledge, none have extended the cutoff beyond two years.]

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